Exhibit 10.4
LUCID GROUP, INC.
SECOND AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD
You have been granted the following Restricted Stock Units (the “Restricted Stock Units”, “RSUs” or this “Award”) with respect to shares of common stock of Lucid Group, Inc. (the “Company”) under the Lucid Group, Inc. Second Amended and Restated 2021 Stock Incentive Plan (as may be amended from time to time, the “Plan”), which RSUs shall be governed by the terms and conditions of the Plan, as well as this Notice of Restricted Stock Unit Award (the “Notice”), the Restricted Stock Unit Terms and Conditions, and the additional terms and conditions set forth in any appendix for your jurisdiction (the “Appendix” and all together, this “Agreement”), all of which are attached to or incorporated herein in their entirety:

Name of Recipient:	[Name of Recipient]

Grant Date:	[Grant Date]

Total Number of Shares Subject to Restricted Stock Units:	[Total Shares]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[Actual vesting schedule to be inserted]

By your written signature below (or your electronic acceptance), you agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”  In addition, you acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in the Plan, this Notice, and the other components of this Agreement (including the Restricted Stock Unit Terms and Conditions and the Appendix) and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to these RSUs prior to signing (or electronically accepting) this Notice and that you have either consulted such counsel or voluntarily declined to consult such counsel.
If you do not sign (or electronically accept) this Agreement (in accordance with the method specified by the Company) by the first vesting date for the RSUs set forth in this Notice, this Agreement will be deemed accepted by you, and you will be subject to the terms and conditions of the Plan and this Agreement.

RECIPIENT		LUCID GROUP, INC.
By:
Recipient's Signature
Name:
Recipient's Printed Name
Title:

LUCID GROUP, INC.
SECOND AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT TERMS AND CONDITIONS

The Plan and Other Agreements
The RSUs that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference.  Capitalized terms not defined in this Restricted Stock Unit Terms and Conditions (“Terms and Conditions”) or other portion of this Agreement will have the meanings ascribed to them in the Plan.
The Plan and this Agreement (consisting of the attached Notice, the Terms and Conditions, and the Appendix hereto) constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are superseded, with the exception of (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment or severance arrangement that would provide for vesting acceleration of the RSUs upon the terms and conditions set forth therein.  This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment for RSUs; Company’s Obligation
No cash payment is required for the RSUs you receive.  You are receiving the RSUs in consideration for Services rendered by you. Each RSU represents the right to receive the Fair Market Value of one Share on the date the RSU vests. Unless and until the RSUs have vested, you will have no right to settlement of any such RSUs. Prior to actual settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

Vesting	The RSUs that you are receiving will vest subject to the vesting schedule set forth in the Notice. No additional RSUs may vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Forfeiture
Upon your termination of Service for any reason, this Award shall expire immediately as to the number of RSUs that have not vested before the date of such termination of Service (and that do not become vested as a result of such termination).  This means that the unvested RSUs will immediately be cancelled and forfeited upon such termination of Service.  You will receive no payment for RSUs that are so cancelled and forfeited.
For purposes of this Agreement, termination of Service will be deemed to have occurred as of the date you cease to be an Employee, Consultant, or Outside Director (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any). The Company shall have the exclusive discretion to determine when your Service terminates for purposes of this Agreement (including whether you may still be considered to be providing services while on a leave of absence).

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of RSUs	Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date (subject to satisfaction of the terms of the Plan and this Agreement). As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued.

RSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs
Each of your vested RSUs will be settled within 74 days following the day it vests (including by reason of any vesting acceleration); provided, however, that if the Company requires you to pay withholding taxes through a sale of Shares, settlement of each RSU may be deferred to the first permissible trading day for the Shares, if later than the applicable vesting date, but no later than two and one-half (2-1/2) months following the calendar year in which the applicable vesting date occurs.
For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements:  (1) the exchange on which the Shares are traded is open for trading on that day; (2) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act; (3) either (a) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (b) Rule 10b5-1 under the Exchange Act would apply to the sale; (4) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (5) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.
At the time of settlement, you will receive one Share for each vested RSU; provided, however, that any fractional Shares that would otherwise be issued will be accumulated and will be issued only when a whole Share has accumulated.  In addition, the Shares are issued to you subject to the condition that the issuance of the Shares does not violate any law or regulation and the requirements of any stock exchange on which the Shares are listed for trading are met.

Withholding Taxes and Stock Withholding
Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (including taxes that are imposed on the Company or your Employer as a result of your participation in the Plan but are deemed by the Company or your Employer to be an appropriate charge to you) (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer.  In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer.
Unless an alternative arrangement satisfactory to the Company has been provided prior to the vesting date, the default method for paying Tax-Related Items is withholding Shares that otherwise would be issued to you when the RSUs are settled, provided that the Company only withholds Shares having a Fair Market Value equal to the amount necessary to satisfy up to the maximum legally required tax withholding.
The Company may also require the withholding of Tax-Related Items from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or any other arrangement approved by the Committee, permitted under the Plan and in compliance with applicable law.
The Fair Market Value of the Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.  In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or if not refunded, you may seek a refund from the local tax authorities.  In the event of under-withholding, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares will be forfeited if you do not comply with such obligations on or before the date that is two and one-half (2-1/2) months following the calendar year in which the applicable vesting date for the RSUs occurs.
If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	The number of RSUs covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted stock units or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may also, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan, this Award, any Shares, or any other Company-related documents by electronic means. By accepting this Award, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code
This Agreement and the RSUs are intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, to the extent this Agreement and the RSUs are subject to, and not exempt from, Section 409A of the Code, this Agreement and the RSUs are intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent.  You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.  If it is determined that the RSUs are deferred compensation subject to Section 409A of the Code and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of adverse taxation on you in respect of the Shares under Section 409A of the Code. Each installment of Shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Applicable Law and Arbitration
This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.
Any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement shall be subject exclusively to any arbitration agreement or policy that you may be subject to with respect to the Company from time to time.

No Public Offer	This Award is made to you in your capacity as an Employee, Outside Director or Consultant. The grant of this Award is not intended to constitute a public offer of securities in any jurisdiction.

Independent Advice Recommended	The information provided by the Company, your Employer or any service provider engaged by the Company or your Employer in respect of this Award does not take into account your individual circumstances, objectives, needs or financial situation and does not constitute legal, tax or financial advice. You should exercise caution in relation to this Award and obtain independent professional advice if you have any doubt about any of the terms and before taking actions in relation to this Award.

No Additional Entitlements
The grant of this Award is strictly discretionary. Neither the Plan nor this Agreement provides or implies any expectation or right in relation to (i) your future participation in the Plan, the grant of awards (or benefits in lieu of awards) or the receipt of similar benefits in the future; or (ii) the provisions and amount of any Plan participation or similar benefits that the Company or your Employer may decide to offer in the future.
The Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time to the extent permitted by the Plan.
You are not automatically entitled to the exercise of any discretion in your favor and you do not have any claim or right of action in respect of any decision or omission which may operate to your disadvantage, even if such decision or omission is unreasonable, irrational or might otherwise be regarded as perverse or in breach of any duties. All decisions made by or on behalf of the Company in respect of this Award are final and binding in all respects.
These provisions apply regardless of whether offers or participation in the Plan are regular and repeated or on a one-off or otherwise exceptional basis, and regardless of whether your Employer is involved in the administration of the Plan or your Award.
The Award and the Shares subject to the Award, and the income from and value of the same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

Recoupment
Without limiting the generality of Section 21 of the Plan, your Award and any other awards granted to you under the Plan (or any predecessor thereto), as well as all other Covered Compensation (as defined in the Company’s Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”)) that you have received or receive in the future from the Company shall be subject to the Recoupment Policy. Notwithstanding anything herein to the contrary, your Award (to the extent vested) shall not be deemed fully earned until the Recoupment Period (as defined in the Recoupment Policy) applicable to the Award has lapsed.

Miscellaneous
Unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income from and value of the same, are not granted as consideration for, or in connection with, your services that may be provided as a director of an Affiliate.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan, this Agreement, or under applicable law.
Unless otherwise provided in the Plan or by the Company, in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

Share Price Risk; Currency Fluctuation Risk and Charges
There is a risk that the Shares underlying the RSUs may fall as well as rise in value. Market forces will impact the market value of Shares and, in the worst case, the market value of the Shares may become zero. Neither the Company nor any Subsidiary or Affiliate is liable for any loss due to movements in Share value.
Neither the Company, nor any Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar, or for any charges imposed in relation to the conversion or transfer of currency, that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

Data Privacy
You hereby declare that you agree with the data processing practices described herein and consent to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from non-U.S. data protection law perspective, for the purposes described herein.
Declaration of Consent.  You understand that you must review the following information about the processing of Personal Data by or on behalf of the Company or, if different, a Subsidiary or Affiliate as described in this Agreement and any materials related to your eligibility to participate in the Plan and declare your consent.  As regards the processing of your Personal Data in connection with the Plan, you understand that the Company is the controller of your Personal Data.
Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about you for purposes of implementing, administering and managing the Plan. You understand that this information may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all equity awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Personal Data”).  The legal basis for the processing of your Personal Data, where required, is your consent.
Stock Plan Administration Service Providers.  You understand that the Company transfers your Personal Data, or parts thereof, to Morgan Stanley Smith Barney LLC, an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share your Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers may open an account for you to receive and trade Shares acquired under the Plan and you may be asked to agree to separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.
International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration, and management of the Plan, such as Morgan Stanley Smith Barney LLC, are based in the U.S. If you are located outside the U.S., your country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is your consent.
Data Retention. The Company will process your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your termination of Service. When the Company no longer needs Personal Data for any of the above purposes, you understand that the Company will remove it from its systems.
Voluntariness and Consequences of Denial/Withdrawal of Consent.  You understand that any participation in the Plan and your consent are purely voluntary.  You may deny or later withdraw your consent at any time, with future effect and for any or no reason.  If you deny or later withdraw your consent, the Company cannot offer participation in the Plan or grant RSUs or other equity awards to you or administer or maintain such awards, and you will not be eligible to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your employment or service relationship with the Company or a Subsidiary or Affiliate and that you would merely forfeit the opportunities associated with the Plan.
Data Subject Rights. You understand that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your relationship with the Company or your Employer and is carried out by automated means. In case of concerns, you also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, your rights, you understand you should contact your local human resources representative, if any.

Insider Trading /Market Abuse	You understand that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, and the country or countries in which the Shares may be listed, which may affect your ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of Shares, rights to Shares (this Award), or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is your responsibility to comply with any applicable restrictions and you should consult with your personal legal advisor on this matter.

Foreign Asset/Account Reporting Requirements	You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares or cash received from participating in the Plan (including from any dividends paid on Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets, or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations and that you should speak with a personal legal advisor on this matter.

Language	You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Appendix	Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional terms and conditions for your jurisdiction set forth in the Appendix attached hereto. Moreover, if you relocate to one of the jurisdictions included in the Appendix, the additional terms and conditions for such jurisdiction will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Imposition of other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver	You acknowledge that a waiver by the Company of breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other award recipient.

BY SIGNING (OR ELECTRONICALLY ACCEPTING) THE NOTICE ATTACHED TO THESE TERMS AND CONDITIONS, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS IN THE AGREEMENT (INCLUDING THE NOTICE, THESE TERMS AND CONDITIONS, AND THE APPENDIX) AND IN THE PLAN.